                                                                    Exhibit 99.3

Integrated Circuit Systems Announces Annual Shareholders Meeting Date
---------------------------------------------------------------------

Valley Forge, Pa - Oct. 23, 1998 -- Integrated Circuit Systems (NASDAQ:ICST) Friday announced that it has scheduled its 1998 Annual Shareholders Meeting for December 30, 1998. Shareholders of record as of November 23, 1998 will be entitled to vote at the meeting and at any postponements or adjournments thereof.

Integrated Circuit Systems Inc. is a manufacturer of integrated circuit products focusing on the design and marketing of mixed signal integrated circuits for frequency timing, multimedia and data communications applications. The Company is headquartered in Valley Forge, with a major facility in San Jose, Calif.

CONTACT: Integrated Circuit Systems
Hock E. Tan, CFO/COO, 610/630-5300